EXHIBIT 99.1

520 Third Street, Fourth Floor, Santa Rosa, CA 95401 (844) 446-8201

FOR IMMEDIATE RELEASE	Contact:	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com

RENU AGRAWAL JOINS LUTHER BURBANK CORPORATION BOARD OF DIRECTORS
SANTA ROSA, Calif. (December 22, 2020) - Luther Burbank Corporation (the “Company”) (NASDAQ: LBC), the holding company for Luther Burbank Savings (the “Bank”), has announced that Renu Agrawal has been appointed to the Board of Directors of the Company and the Bank. Ms. Agrawal has also been appointed to the Company’s and the Bank’s Audit and Risk Committee of the Board of the Directors.
Ms. Agrawal most recently served as Executive Vice President and Chief Operating Officer for Wells Fargo’s Financial Institutions Group. Prior to that, she oversaw Wells Fargo’s International Treasury Management business and played a leadership role in the Wells Fargo-Wachovia merger. Earlier, Ms. Agrawal was Chief Operating Officer at ValleyCrest Companies and Quisic Corporation. She began her career as a scientist at Polaroid and also worked at McKinsey & Company. Ms. Agrawal is a founding member of Neythri, a global community of South Asian professional women committed to helping each other succeed. She previously served as a board member and finance chair for First Graduate and in 2018, received the National Asian Pacific American Corporate Achievement Award. Ms. Agrawal holds a M.B.A. from MIT Sloan School of Management and a Ph.D. in Materials Science and Engineering from MIT. She graduated with a B.Tech in metallurgy from IIT, Kanpur.
“Renu’s experience as a strategic senior banking executive makes her a uniquely qualified addition to our board,” said Victor Trione, Chairman of the Board of Luther Burbank Corporation. “I anticipate Renu will leverage her expertise to make immediate and valuable contributions to the organization and I am pleased to welcome her to our board.”
Ms. Agrawal commented, “I am thrilled to join the board of Luther Burbank Corporation and look forward to working with fellow board members to provide guidance and perspective to the executive team in support of Luther Burbank’s strategic plan.”
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.1 billion, total loans of $6.1 billion and total deposits of $5.3 billion as of September 30, 2020. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in California, Oregon and Washington, from ten branches in California, one branch in Washington and seven lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
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